Exhibit 10.19

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment to Executive Employment Agreement (this “Amendment”) is made as of December 31, 2014 by and between Nancie J. Smith, an individual resident of the State of Ohio (“Executive”), and Mission Broadcasting, Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive and the Company are parties to that certain Executive Employment Agreement (the “Agreement”) dated as of December 19, 2011 pursuant to which the Company employs the Executive as Chairman of the Board and Secretary of the Company; and

WHEREAS, the parties desire to change the Executive’s compensation as more fully set forth herein.

NOW THEREFORE, for and in consideration of the foregoing, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Paragraph 4 of the Agreement is deleted in its entirety and replaced with the following:

4.Compensation.

(a)

Base Salary. During calendar year 2015, Executive will be entitled to receive a base salary (“Base Salary”) of $150,000. Executive will receive a two percent (2%) annual salary increase in each subsequent year that the Agreement remains in effect (i.e., Executive’s salary in calendar year 2016 will be $153,000, calendar year 2017 will be $156,060).

(b)

Payment.  Executive’s Base Salary will be paid ratably during each 12-month period during the term of the Agreement. All payments under the Agreement will be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, Federal income tax, state income tax and all other applicable laws and regulations.

(c)

Fringe Benefits. During the term or this Agreement, Executive is entitled to participate in all other employee benefit plans and programs generally offered to Company employees, under the terms and conditions of each such plan or program and subject to the eligibility and cost sharing provisions thereof.

2.	Headings. The headings in the Paragraphs of this Amendment are inserted for convenience only and will not constitute a part of this Agreement.

3.

Severability. The parties agree that if any provision of this Amendment is under any circumstances deemed invalid or inoperative, the Amendment will be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties will be construed and enforced accordingly.

4.

Governing Law. This Amendment is governed by and construed in accordance with the internal law of the State of Delaware without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

5.	Amendment; Modification. This Amendment may not be amended, modified or supplemented other than in a writing signed by the parties hereto.

6.

Entire Agreement. The Agreement as amended by this Amendment is hereby ratified in full and embodies the entire agreement between the parties hereto with respect to Executive’s employment with the Company, and there have been and are no other agreements, representations or warranties between the parties regarding such matters.

7.	Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

All other terms and conditions of the Agreement remain unchanged.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year written below.

NANCIE J. SMITH	MISSION BROADCASTING, INC.

/s/ Nancie J. Smith	By: /s/ Dennis Thatcher
Dennis Thatcher
President

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